Exhibit 10.14
EMPLOYMENT AGREEMENT
          This Agreement is made as of this 1st day of November, 2002, by and between FIRST SOLAR, LLC, a Delaware limited liability company having its corporate office at 4050 E. Cotton Center Blvd., Building 6, Suite 68, Phoenix, Arizona 85040 (the “Company”) and Ken Schultz, an individual (“Employee”).
WITNESSETH:
          WHEREAS, the Company and Employee wish to enter into an agreement relating to the employment of Employee by the Company.
          NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, it is hereby agreed between the Company and Employee as follows:
ARTICLE I. Employment
1.1 At-Will Nature of Employment. Effective as of November 1, 2002, the Company employs Employee as a full-time, at-will employee, and Employee accepts such employment with the Company. Either the Company or Employee may terminate Employee’s employment at any time. Articles III, IV, V, VI and VII of this Agreement shall survive any termination of Employee’s employment with the Company.
1.2 Position and Duties of Employee. The Company hereby employs Employee in the capacity of Vice-President of Product and Marketing Management, and Employee hereby accepts such position. Employee agrees to devote Employee’s full working time, attention and efforts to the business of the Company and to diligently and faithfully perform such duties assigned to Employee by the Company. Employee shall perform the duties hereunder in conformity with the directions of the Company and shall report to the Chief Executive Officer of the Company or his or her designee.
1.3 No Salary or Benefits Continuation Beyond Termination. Except as may be required by law or as otherwise specified in Section 1.5 of this Agreement, the Company shall not be liable to Employee for any salary, bonus, benefits or other compensation for any period after the Termination Date (as defined below).
1.4 Termination of Employment.
          (a) Reasons for Termination. Employee’s employment shall terminate upon (i) Employee’s death; (ii) unless waived by the Company, Employee’s Disability (as defined below); (iii) notice by the Company of termination for Cause (as defined below); (iv) resignation or abandonment by Employee; (v) notice by the Employee of termination for Good Reason (as defined below), or (vi) notice by the Company of termination without Cause. The effective date of termination of Employee’s employment shall be the “Termination Date”.

          (b) Disability. “Disability” hereunder shall mean the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of illness or other physical or mental impairment or condition of Employee, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work for a continuous period of at least 30 days.
          (c) Cause. “Cause” hereunder shall mean (i) dishonest, fraudulent or illegal conduct of Employee relating to the business of the Company or Employee’s performance of responsibilities for the Company; (ii) misappropriation by Employee of Company funds; (iii) conviction of Employee of a felony; (iv) unlawful conduct or gross misconduct that is willful and deliberate on Employee’s part and that, in either event, is materially injurious to the Company; (v) failure of Employee to perform duties and responsibilities hereunder or to satisfy Employee’s obligations as an officer or employee of the Company; or (vi) material breach of any terms and conditions of this Agreement by Employee.
          (d) “Good Reason” hereunder shall mean if, without Executive’s express written consent, any of the following shall occur: (i) a substantial reduction or diminution in the material duties of Employee, excluding any reduction or diminution not made in bad faith and which is remedied by the Company promptly after receipt of written notice thereof from Employee, and excluding a mere change in Employee’s title and/or reporting relationship; (ii) the relocation of Employee’s principal work location by more than 40 miles from the Phoenix metropolitan area; or (iii) the material breach by the Company of this Agreement, excluding any breach that is not made in bad faith by the Company, and which is remedied by the Company promptly after receipt of written notice thereof from Employee.
1.5 Severance Payments in the Case of Termination Without Cause or for Good Reason.
          (a) Severance Payments. If Employee’s employment is terminated by the Company without Cause (pursuant to Section l.4(a)(vi)) or by the Employee for Good Reason (pursuant to Section 1.4(a)(v)), subject to Sections l.5(b) and (c) below,
     (i) the Company shall pay Employee severance pay for a period of twelve (12) months following the Termination Date, at the rate equal to Employee’s base salary in effect on the Termination Date, payable by the Company in equal installments in accordance with the regular payroll practices of the Company; and
     (ii) if Employee elects to continue group health and/or dental insurances after the Termination Date as provided by applicable plans and laws, the Company shall pay the premiums that Employee is required to pay to maintain such continuation coverage, at the same level of coverage that was in effect on the Termination Date, until the earliest of: (i) the first anniversary of the Termination Date, (ii) the date on which Employee becomes eligible for comparable group insurance coverage from any other employer, and (iii) the date that continuation coverage ends under the applicable plan or laws.
          (b) Reductions From Severance Payments. The Company shall be entitled to deduct from any severance pay otherwise payable to Employee hereunder: (i) any amount earned as income by Employee after the Termination Date as a result of self-employment or employment with any other employer during the period commencing three months after the Termination Date and ending twelve months after the Termination Date, and (ii) any amount received by Employee after the Termination Date under any short-term or long-term disability insurance plan or program provided to Employee by the Company. For purposes of mitigation and reduction of the Company’s financial obligations to Employee under this Section 1.5, Employee shall promptly and fully disclose to the Company in writing: (i) the nature and amount of any such earned income from self-employment or employment with any other employer, (ii) the amount of any such disability insurance payments, or (iii) the fact that Employee has become eligible for comparable group health or dental insurance coverage from any other employer. In addition, Employee shall provide a monthly statement to the Company stating any and all gross income earned by Employee from employment or self-employment during each month commencing on the date three months following the Termination Date and ending twelve months following the Termination Date, or, if no such income has been earned during any such month, a statement to that effect. Employee shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Employee’s failure or unwillingness to make such disclosures.
          (c) Conditions to Receipt of Severance Payments. Notwithstanding the foregoing provisions of this Section 1.5, the Company shall not be obligated to make any payments to Employee under Section 1.5(a) hereof unless Employee shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company and approved by Employee, all applicable consideration periods and rescission periods provided by law shall have expired and Employee is in strict compliance with the terms of this Agreement.
ARTICLE II. Compensation
2.1 Base Salary. Employee shall be paid a base salary at the annual rate of One Hundred Seventy Five Thousand Dollars ($175,000.00), subject to such annual adjustments upward that the Company may in its sole discretion determine; provided, however, that the Company may reduce Employee’s base salary if such reduction is part of a general reduction in the base salaries for all senior managers of the Company. If Employee elects to forgo medical benefits provided by Company, Employee’s base salary will be increased by an additional Seven Thousand Five Hundred Dollars ($7,500.00). Employee’s base salary shall be paid in accordance with the Company’s standard policies and shall be subject to such withholdings as are required or authorized by law.

2.2 Bonuses. Employee shall be eligible to receive an annual bonus for each full calendar year of employment with the Company, based upon achievement of individual and Company objectives. The specific bonus amount, eligibility criteria, and objectives will be developed by the Company and communicated to Employee as soon as practicable after the beginning of each calendar year.
2.3 Benefits. Employee shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Employee meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Employee’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.
2.4 Reimbursement of Business Expenses. The Company shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.
2.5 Equity-based Compensation. Subject to approval of the Board of Directors of the Company (the “Board”) and final resolution of the Company’s current dispute with Solar Cells, Inc., the Company will grant to Employee equity options or other equity-based compensation pursuant to the terms and conditions of a separate agreement to be entered into between Employee and the Company. Employee’s equity-based compensation rights will be structured in a manner such that the pre-tax value of such rights over the time period from the date of grant through December 31, 2007 is projected to be $2,000,000 (assuming that the Company achieves its business and financing plan through that date as contemplated by the Board as of the date of grant). Such value shall be determined in good faith by the Company based on the Company’s five-year business plan in effect as of the date of grant and pursuant to the terms and conditions of a separate agreement, any applicable policies or plans of the Company, and on the same terms generally applicable to other officers of the Company. Employee understands that the actual value of such equity-based compensation rights may be higher or lower than $2,000,000 depending upon the actual performance of the Company.
ARTICLE III. Invention, Disclosure, Patent Assignment and Copyright
3.1 Disclosure of Inventions. Employee shall promptly disclose in writing to the Company complete and accurate information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, composition, software or computer program, method, product, and any other invention or discovery of any kind, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the term of Employee’s employment (an “Invention”).
3.2 Company Inventions. Any and all Inventions relating to the actual or contemplated business, technologies or products of the Company are and shall be the exclusive property of the Company (collectively, “Company Inventions”). Employee hereby assigns to the Company any and all of Employee’s right, title and interest in and to any and all Company Inventions, without further payment or other form of consideration. Employee agrees to execute such additional applications, assignments and other documents, and to perform such other actions, as the Company may in the future reasonably request in order to confirm in the Company the rights granted pursuant to this Section 3.2.
3.3 Inventions Which Are Not Company Inventions. If Employee develops an Invention which Employee believes is not a Company Invention, Employee shall disclose in writing to the Company all information reasonably requested by the Company from time to time concerning such Invention for the purpose of permitting the Company to confirm, determine and/or verify that the Invention is not a Company Invention. If the Company asserts that such Invention is a Company Invention, Employee shall not disclose, assign, license, use, sell or in any other manner exploit such Invention until the question of whether it is a Company Invention has been finally resolved, either by agreement between the Company and Employee or by final, non-appealable order entered by a court of competent jurisdiction.
3.4 Assignments; Execution of Documents by Employee. Upon the request of the Company, whether during the term of Employee’s employment or thereafter, Employee shall perform all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patents, including, but not limited to, design patents, on any and all Company Inventions, and for perfecting, affirming and recording the Company’s complete ownership of and title thereto. Such acts shall be performed by Employee for no additional compensation, but at no expense to Employee.
3.5 Employee’s Records. Employee shall keep complete, accurate and authentic accounts, notes, data and records of all of the Inventions. Such accounts, notes, data and records relating to Company Inventions shall be the exclusive property of the Company and Employee shall promptly surrender the same to the Company upon request or, if not previously surrendered, Employee shall surrender the same, and all copies thereof, to the Company upon the conclusion of employment with the Company.
3.6 United States Government Contracts. Employee understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations that impose obligations, restrictions and limitations on it with respect to inventions and patents that may be acquired by it or that may be conceived or developed by employees, consultants or other agents rendering services to it. Employee agrees that Employee shall be bound by all such obligations, restrictions and limitations applicable to any said invention conceived or developed by Employee during the term of employment with the Company and shall take any and all further action that may be required to discharge such obligations and to comply with such restrictions and limitations.

ARTICLE IV. Ventures.
          If, during the term of employment with the Company, Employee is engaged in or associated with the research, investigation, planning or implementation of any project, program or venture on behalf of or involving the Company, all rights in the project, program or venture shall belong exclusively to the Company and shall constitute an opportunity belonging exclusively to the Company. Except as approved in advance and in writing by the Board, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Employee by the Company as provided herein. Employee shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company. Ownership by Employee, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Article 4.
ARTICLE V. Non-Competition & Non-Solicitation
5.1 Affiliated Entities. For purposes of this Article V, the term “Company” includes the Company and each corporation, partnership, or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).
5.2 Covenant Not To Compete. During Employee’s employment with the Company and for the Post-Employment Non-Competition Period (as defined below), Employee shall not, directly or indirectly, become employed by, become a director, officer, shareholder, partner, manager or member of, or consultant to, or otherwise enter into, conduct, or advise or assist any business, other than that of the Company (or any successor to the operations of the Company) that engages in any business that the Company has engaged in during the term of Employee’s employment with the Company, or any part of such business, including without limitation the design, development or manufacture of photovoltaic products anywhere in the world. Ownership by Employee, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.2. As used in this Agreement, the term “Post-Employment Non-Competition Period” means a period of twelve (12) consecutive months following the Termination Date. The Post-Employment Non-Competition Period shall apply without regard to the reason for termination of Employee’s employment with the Company, whether such termination is by the Company or by Employee and whether such termination is with or without Cause; provided, however, that the Post-Employment Non-Competition Period shall end five (5) business days after written notice by Employee to the Company specifying any default by the Company with respect to the payment of any severance benefits to Employee under Section 1.5 hereof, if such default has not been cured by the Company.

5.3 No Solicitation. During Employee’s employment with the Company and for the Post-Employment Non-Competition Period, Employee shall not, directly or indirectly, (a) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts of the Company serviced by Employee during any part of the term of Employee’s employment with the Company, or any of the prospective clients, customers or accounts of the Company which were contacted, solicited or served by Employee during any part of the time Employee was employed by the Company, or (b) directly or indirectly recruit, solicit or hire, or induce or attempt to induce any person, who is then an employee of the Company or who was an employee of the Company at any time during the 90 days prior to the Employee’s Termination Date, to discontinue his or her employment relationship with the Company.
5.4 Acknowledgment. Employee hereby acknowledges that the provisions of this Article V are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Article V by Employee shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Employee violates any provision of this Article V, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Employee from violating or continuing to violate such provision.
5.5 Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Article V is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Employee hereby acknowledges that this Article shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.
ARTICLE VI. Confidentiality
          During the course of employment pursuant to this Agreement, Employee will have access to information belonging to or received in confidence by the Company or its subsidiaries or affiliates, which information is valuable to the Company and which information the Company believes to be novel and which it holds in confidence for itself or third parties. Except as permitted or directed by the Company, Employee shall not during the term of Employee’s employment with the Company or at any time thereafter, divulge, furnish, disclose, make accessible or use any Confidential Information (as defined below). “Confidential Information” includes, without limitation, designs, processes and formulae; software and computer programs; the identities of the Company’s customers and suppliers and the terms under which the Company deals with them; marketing, sales, product development, financing and engineering plans; strategic and other business plans; development and research work of the Company; and any other confidential, secret or proprietary aspects of the business of the Company. Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Employee’s employment with the Company, Employee shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. At the expiration or termination of Employee’s employment with the Company, Employee will, at the Company’s request, return to the Company all written confidential information received from the Company and destroy any transcriptions or copies Employee may have of such information (including information stored in computer form), unless an alternative method of disposition is approved by the Company in writing.
          Notwithstanding the foregoing, Confidential Information does not include information which (a) is or becomes generally available to the public in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Employee, (b) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (c) is required to be disclosed by legal process.
ARTICLE VII. Injunctive Relief
          Because the services to be performed by Employee hereunder are of a special unique, unusual, confidential, extraordinary and intellectual character, and because Employee will acquire by reason of employment and association with the Company an extensive knowledge of the Company’s trade secrets, customers, procedures, and other confidential information, the parties hereto recognize and acknowledge that, in the event of a breach or threat of breach by Employee of any of the terms and provisions contained in Article III, IV, V, or VI of this Agreement, the Company shall be entitled, in addition to any other remedies it may have, to an immediate injunction restraining Employee from committing or continuing to commit a breach of such provisions without the necessity of proving actual monetary damages.
ARTICLE VIII. Absence of Restrictions
          Employee hereby represents and warrants that he has full power, authority and legal right to enter into this Agreement and to carry out the obligations and duties hereunder and that the execution, delivery and performance by Employee of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Employee is a party or by which he may be bound or affected, including, but not limited to, any order, judgment or decree of any court or governmental agency.
ARTICLE IX. Miscellaneous
9.1 Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule, whether of the State of Arizona or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Arizona.

9.2 Jurisdiction and Venue. Employee and the Company consent to jurisdiction of the courts of the State of Arizona and/or the federal district courts, District of Arizona, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Arizona and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Maricopa County, State of Arizona.
9.3 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute waiver of such term or condition for the future or as to any act other than that specifically waived.
9.4 Assignability. This Agreement is for personal services and is therefore not assignable by the Employee. This Agreement is freely assignable by the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Article IX.
9.5 Entire Agreement. This Agreement sets forth the entire agreement between the Company and Employee regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between the Company and Employee relating to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.
9.6 Amendment. This Agreement may not be amended or modified except in a written instrument signed by the Company and Employee.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

FIRST SOLAR, LC
By:	/s/ Michael J. Ahearn
Michael J. Ahearn
Its Chief Executive Officer

EMPLOYEE:
/s/ Kenneth M. Schultz.
Kenneth M. Schultz